Exhibit 99.5

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

The following table sets forth, as of June 30, 2008, certain information concerning the beneficial holdings of (i) each director, (ii) each nominee for director, (iii) each executive officer named in our summary compensation table in our annual report on Form 10-K for the year ended December 31, 2007, (iv) each holder of more than five percent of our common stock and (v) all directors and executive officers as a group (based on 61,369,996 shares of common stock outstanding as of such date). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. The share amounts indicated below include restricted shares and shares which may be acquired within 60 days (which includes common stock deliverable upon the exercise of warrants).

Beneficial Owners:	Number of Common Shares Beneficially Owned		Percentage of Class

Executive Officers and Directors:
Eugene I. Davis	5,770		*
Robert K. de Veer, Jr.	5,770		*
James P. Heffernan	8,770		*
W. Thomas Jagodinski	5,770		*
William T. Monahan	5,770		*
J. Patrick Mulcahy	6,969	(a)	*
Robert A. Peiser	5,770		*
Gregory C. Smith	5,770		*
Jeffry N. Quinn	230,230	(b)	*
James M. Sullivan	70,895	(c)	*
Luc De Temmerman	42,500	(d)	*
James R. Voss	42,500		*
Jonathon P. Wright	40,000		*
All executive officers and directors (17 persons)	572,484		*

5% Stockholders**:
Highland Capital Management, L.P.(e)	4,700,565		7.7%
Harbinger Capital Partners Master Fund I, Ltd.(f)	12,032,149		19.6%
Harbinger Capital Partners Special Situations Fund, L.P.(f)	6,026,461		9.8%

(a)	The number of shares shown for Mr. Mulcahy includes 63 shares of Common Stock and 472 shares of Common Stock deliverable upon the exercise of Warrants.

(b)
The number of shares shown for Mr. Quinn includes 115 shares of Common Stock and 858 shares of Common Stock deliverable upon the exercise of Warrants and owned in trust in Mr. Quinn’s name. The number of shares shown also includes 115 shares of Common Stock and 858 shares of Common Stock deliverable upon the exercise of Warrants and owned in trust by Mr. Quinn’s wife.

(c)	The number of shares shown for Mr. Sullivan includes 11 shares of Common Stock and 87 shares of Common Stock deliverable upon the exercise of Warrants.

(d)	The number of shares shown for Mr. De Temmerman includes 2 shares of Common Stock deliverable upon the exercise of Warrants.

(e)
This amount, which is disclosed in a report on Schedule 13G filed on March 6, 2008, is held as a group by Highland Capital Management, L.P., Strand Advisors, Inc. and James D. Dondero. Highland Capital.

Management, L.P. may be deemed to beneficially own shares owned and/or held by and/or for the account of other persons, including its various investment funds. Additionally, Strand Advisers, Inc., as general partner of Highland Capital Management, L.P. may be deemed to control Highland Capital Management, L.P. and beneficially own securities owned by Highland Capital Management, L.P. James D. Dondero is the President and a director of, and may be deemed to control Strand Advisers, Inc. and beneficially own securities of Strand Advisers, Inc. The present principal occupation of James D. Dondero is serving as the President and a director of Highland Capital Management, L.P.

(f)
The shares attributed to Harbinger Capital Partners Master Fund I, Ltd., which are disclosed in a report on Schedule 13D/A filed with the SEC on  March 28, 2008,  may be deemed to be beneficially owned by Harbinger Capital Partners Offshore Manager, L.L.C. as investment manager of Harbinger Capital Partners Master Fund I, Ltd., and HMC Investors, L.L.C. as managing member of Harbinger Capital Partners Offshore Manager, L.L.C. The shares attributed to Harbinger Capital Partners Special Situations Fund, L.P. (“Special Situations Fund”) may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC as general partner of Special Situations Fund and by HMC-New York, Inc. as the managing member of Harbinger Capital Partners Special Situations GP, LLC. Additionally, the shares held by Harbinger Capital Partners Master Fund I, Ltd. and Special Situations Fund may be deemed to be beneficially owned by (i) Harbert Management Corporation as managing member of HMC Investors, L.L.C. and as the parent of HMC-New York, Inc. and (ii) Philip Falcone as shareholder of Harbert Management Corporation, as portfolio manager of Harbinger Capital Partners Master Fund I, Ltd., and as portfolio manager of Special Situations Fund, as well as Raymond J. Harbert as shareholder of Harbert Management Corporation, and Michael D. Luce as shareholder of Harbert Management Corporation. The amount of shares held by Harbinger Capital Master Fund I, Ltd. includes 193,092 shares deliverable upon the exercise of warrants.

*	Less than 1%

**	This information is based solely upon filings made under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and other information provided to Solutia Inc.

Ownership Impact on Company's agreements

The Company's Senior Secured Credit Facilities and the Bridge Facility provide, among other things, that it shall be an event of default if there is a "change of control."  A "change of control" of the Company is deemed to have occurred if: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, except that such person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 35% or more (or 40% or more in the case of any such "person" or "group" that was, on the effective date of Solutia’s emergence from Chapter 11 proceedings, the beneficial owner of 25% or more of such voting stock), (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or (iii) at any time a "change of control" (or any other defined term having a similar purpose) occurs under any Material Indebtedness (as defined in the credit agreement).  Our indebtedness under the facilities could be accelerated upon an event of default.

The Company is party to a Toll Manufacturing Agreement with Phosphorus Derivatives Inc. ("PDI"). Under the Toll Manufacturing Agreement, PDI pays the Company a fee to manufacture, package and supply phosphorous pentasulfide exclusively for PDI at the Company's facility in Sauget, Illinois using raw materials and packaging provided by PDI.  The agreement may not be assigned by either party without the prior written consent of the other party.  A change in control, as such term is defined in the agreement, is deemed to be an assignment for purposes of the foregoing consent requirement.  A change in control is deemed to occur under the agreement if more than 35% of the equity securities or voting control of the equity securities or voting interest of a party is acquired by a single party or several parties acting in concert.